Exhibit 5.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

Mereo BioPharma Group plc 4th Floor One Cavendish Place London W1G 0QF	18 February 2020

Our ref:        20641525/20456

Dear Sirs

Registration Statement on Form F-1

1.	Background

We have acted for Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers in England in connection with a securities purchase agreement dated 10 February 2020 (the “Securities Purchase Agreement”) by and between the Company and Aspire Capital Fund, LLC (the “Buyer”) relating to the issuance by the Company of up to US$28,300,000 of ordinary shares of £0.003 each in the Company (the “New Shares”), which New Shares may be exchanged for American Depository Shares (“ADS”) of the Company with each ADS representing 5 ordinary shares. 14,295,520 New Shares were to be allotted to the Buyer for an aggregate amount of US$3,300,000 on 11 February 2020 (such 14,295,520 New Shares, the “Initial Shares” and the remaining New Shares of up to US$25,000,000, the “Further Shares”).

This opinion is being furnished in connection with the registration statement on Form F-1 (the “Registration Statement”) to be filed on or about 18 February 2020 by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

The existing issued ordinary shares of the Company are admitted to trading, and application is required to be made for the New Shares to be admitted to trading, on the AIM market operated by London Stock Exchange plc (“AIM”).

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	Examination and enquiries

(a)	For the purpose of giving this opinion, we have examined:

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Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

(i)	a copy of the Registration Statement (excluding its exhibits and any documents incorporated by reference into the Registration Statement);

(ii)	a copy of the Securities Purchase Agreement; and

(iii)

a certificate dated 18 February 2020 signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the Company’s certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and articles of association;

(B)

minutes of meetings of the board of directors of the Company held on 8 October 2019 and 8 February 2020 and of meetings of the financing committee of the board of directors of the Company held on 9 February 2020 and 17 February 2020 at which it was resolved, inter alia, to approve the Securities Purchase Agreement and approve the filing of the Registration Statement with the U.S. Securities and Exchange Commission; and

(C)	the resolutions of the shareholders of the Company passed on 19 June 2019.

(b)	For the purpose of giving this opinion, we have:

(i)	arranged for our agents to make on 18 February 2020 an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

(ii)

arranged for our agents to make on 18 February 2020 at approximately 10:04 a.m. an online search in respect of the Company of the Central Registry of Winding Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

(c)

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraph 2(a) and arranged or obtained the Searches and reviewed the Search Results. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.	Assumptions

(a)	In giving this opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps;

(ii)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(v)

that in relation to each of the meetings referred to in paragraphs 2(a)(iii)(B) and 2(a)(iii)(C) (Examination and enquiries), it was duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was present throughout the meeting and voted in favour of the resolutions; and that in the case of a board or board committee meeting each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote and to count in the quorum was duly observed;

(vi)

that the minutes referred to in paragraph 2(a)(iii)(B) (Examination and enquiries) are a true record of the proceedings of the relevant meeting and that each resolution recorded in those minutes has not been amended or rescinded and remains in full force and effect;

(vii)

that the resolutions referred to in paragraph 2(a)(iii)(C) (Examination and enquiries) were duly passed in accordance with all applicable laws and regulations and have not been amended or rescinded and remain in full force and effect;

(viii)

that the directors of the Company acted in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the minutes referred to in paragraph 2(a)(iii)(B) (Examination and enquiries); and that all actions to be carried out by the Company pursuant to those resolutions are in its commercial interests;

(ix)

that, in relation to any document examined by us which is governed by the laws of any jurisdiction outside England and Wales, that document and the obligations created by it constitute the legal, valid, binding and enforceable obligations of each of the parties to it under the laws by which it is expressed to be governed;

(x)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(xi)

that each consent, licence, approval, authorisation or order of any governmental authority or other person which is required under any applicable law in connection with the transactions contemplated by the Securities Purchase Agreement and the Registration Statement, has been or will have been obtained and is or will be in full force and effect;

(xii)

that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control and human rights laws and regulations of any applicable jurisdiction;

(xiii)

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Securities Purchase Agreement and the Registration Statement;

(xiv)

that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches and was not;

(xv)

that all applicable laws (for the avoidance of doubt, as in force at all relevant times) have been and will be complied with with respect to anything done in relation to the offering, sale, issue and (where applicable) allotment of the New Shares, including without limitation the Financial Services and Markets Act 2000, Regulation (EU) No. 596/2014 of the European Parliament and Regulation (EU) No. 2017/1129 of the European Parliament;

(xvi)

that in relation to the allotment of the Further Shares, those Further Shares will be duly allotted by a valid resolution of the board of directors of the Company or committee of the board of directors duly passed, in accordance with the Company’s articles of association (for the avoidance of doubt, as in force at all relevant times) and the Companies Act 2006, and pursuant to (A) a valid authorisation under s551 Companies Act 2006 and (B) a valid power under s570 Companies Act 2006 to allot the Ordinary Shares as if s561 of that Act did not apply to the allotment; and that those sections of the Companies Act 2006 will continue in force unamended at all relevant times;

(xvii)	that no pre-emptive rights or similar rights exist or have been created over or in respect of any New Shares other than pre-emption rights arising under s561 Companies Act 2006;

(xviii)

that as at each date on which the Company allots and issues any Further Shares, the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries), would not be rendered untrue, inaccurate, incomplete or out-of-date in any relevant respect by reference to subsequent facts, matters, circumstances or events;

(xix)

that as at each date on which the Company allotted or allots any New Shares, the Company received or will have received the aggregate consideration payable for those New Shares in full as “cash consideration” (as defined in

s583(3) Companies Act 2006), such aggregate consideration being not less than the nominal value of those New Shares; and that s583 Companies Act 2006 will continue in force unamended at all relevant times;

(xx)

that there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between any relevant parties which in either case would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion;

(xxi)	that no allotment of New Shares will result in a requirement to make a mandatory offer under rule 9 of the City Code on Takeovers and Mergers; and

(xxii)

that resolutions of the board of directors of the Company or committee of the board of directors referred to in paragraph 3(a)(xvi) will be passed in each case at a meeting duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors will be present throughout the meeting and vote in favour of the resolutions; that each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote and count in the quorum will be duly observed; that in approving those resolutions the directors will act in accordance with ss171 to 174 Companies Act 2006; and that actions to be carried out by the Company pursuant to those resolutions will be in its commercial interests.

(b)	In relation to paragraph 3(a)(xiv), it should be noted that the information included in the Search Results may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)

there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)

there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)

the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

4.	Opinion

(a)

On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions) and subject to the qualifications set out in paragraph 5 (Qualifications), we are of the opinion that:

(i)

in relation to the Initial Shares, upon receipt of the aggregate consideration for those Initial Shares in accordance with the Securities Purchase Agreement, entry of the names of the appropriate persons in the Company’s register of members, and admission of those Initial Shares to trading on AIM, the Initial Shares will have been validly issued, fully paid and no further amount may be called thereon; and

(ii)

in relation to Further Shares, upon receipt of the aggregate consideration for those Further Shares in accordance with the Securities Purchase Agreement, entry of the names of the appropriate persons in the Company’s register of members, and admission of those Further Shares to trading on AIM, the relevant Further Shares will be validly issued, fully paid and no further amount may be called thereon.

(b)	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Qualifications

(a)	The opinions set out in paragraph 4 (Opinion) are subject to the qualifications set out in the remainder of this paragraph 5.

(b)

We express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the New Shares or the transactions contemplated thereby, or as to tax matters generally.

(c)

The opinions set out in paragraph 4(a) (Opinion) relate only to New Shares allotted and issued pursuant to the Securities Purchase Agreement. We express no opinion in respect of any other securities of the Company.

6.	Law

(a)	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)

This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date, including the laws of the European Union to the extent having the force of law in England by virtue of s1A European Union (Withdrawal) Act 2018 (as introduced by s1 European Union (Withdrawal Agreement) Act 2020). In construing any European Union directive or regulation, we have read only the English version.

(c)	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

(d)

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Securities Purchase Agreement and the Registration Statement, or any document relating to, or any party to, any transaction contemplated by the Securities Purchase Agreement or the Registration Statement, would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP